June 21, 2011

United States Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re: ADVENTRX Pharmaceuticals, Inc. Commission File Number 001-32157

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K of ADVENTRX Pharmaceuticals, Inc. to be filed with the Securities and Exchange Commission on or about June 21, 2011, and we are in agreement with the statements contained under Item 4.01(a) paragraphs one and three through six therein as they relate to our firm. We have no basis to agree or disagree with the other statements of the registrant contained therein.

/s/    J.H. Cohn LLP

J.H. Cohn LLP
San Diego, California